As filed with the Securities and Exchange Commission on October 24, 2013

Registration No. 333-190354

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	3663	27-4332098
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1100 CommScope Place, SE

Hickory, NC 28602

(828) 324-2200

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Frank B. Wyatt, II

Senior Vice President, General Counsel and Secretary

CommScope Holding Company, Inc.

1100 CommScope Place, SE

Hickory, NC 28602

(828) 324-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick H. Shannon Jason M. Licht Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20004 (202) 637-2200	Arthur D. Robinson Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-190354

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☐ Smaller reporting company

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-190354), initially filed by the Registrant on August 2, 2013 and declared effective by the Securities and Exchange Commission on October 24, 2013. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to 462(d) for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(A)	Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney (included in the Registrant’s Registration Statement on Form S-1 (File No. 333-190354) filed with the Commission on August 2, 2013)

**	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hickory, state of North Carolina, on October 24, 2013.

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Marvin S. Edwards, Jr.
Marvin S. Edwards, Jr.
President, Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Marvin S. Edwards, Jr. Marvin S. Edwards, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2013

/s/ Mark A. Olson Mark A. Olson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 24, 2013

/s/ Robert W. Granow Robert W. Granow	Vice President and Corporate Controller (Principal Accounting Officer)	October 24, 2013

* Frank M. Drendel	Director and Chairman of the Board	October 24, 2013

* Marco De Benedetti	Director	October 24, 2013

* Peter J. Clare	Director	October 24, 2013

* Campbell R. Dyer	Director	October 24, 2013

* Stephen C. Gray	Director	October 24, 2013

* L. William Krause	Director	October 24, 2013

* Claudius E. Watts IV	Director	October 24, 2013

* By:	/s/ Frank B. Wyatt, II
Frank B. Wyatt, II Attorney-in-fact

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney (included in the Registrant’s Registration Statement on Form S-1 (File No. 333-190354) filed with the Commission on August 2, 2013)

**	Previously filed.

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